Exhibit 10.16

AMENDMENT TO FULLY DISCLOSED CLEARING AGREEMENT

THIS AMENDMENT TO FULLY DISCLOSED CLEARING AGREEMENT (this “Amendment”) is made by and between MURIEL SIEBERT & CO., INC. (“Correspondent”) and NATIONAL FINANCIAL SERVICES LLC (“NFS”), effective as of the last date of execution set forth below.

WHEREAS, Correspondent and NFS have entered into a Fully Disclosed Clearing Agreement, effective as of May 5, 2010, (including all attachments, exhibits, amendments and schedules thereto, the “Agreement”); and

WHEREAS, Correspondent and NFS desire to supplement and/or amend certain provisions of the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section XIV.A (Effectiveness) is hereby deleted in its entirety and replaced with the following:

“Effectiveness. Unless earlier terminated in accordance with its terms, this Agreement shall remain in full force and effect for a renewal term of four (4) years which shall commence on August 1, 2021 and end on July 31, 2025 (the “Renewal Term”). Either party may terminate this Agreement at the end of such Renewal Term by giving 90 days prior written notification of termination. In the event no written notification is given as set forth above, this Agreement shall remain in effect and may be terminated by either party at any time after the conclusion of the Renewal Term by giving 90 days prior written notification of termination and such termination shall be effective as of the end of such 90-day period. As used herein, (i) “term” or “term of the Agreement” shall mean the period commencing on the Effective Date and ending on the date that this Agreement is terminated in accordance with its terms; and (ii) the term “Amendment Effective Date” shall mean the date on which the amendment that adds this paragraph to the Agreement becomes effective.”

2. The Net Capital and Escrow Requirement Section of Exhibit B to the Agreement is hereby deleted in its entirety and replaced with the following:

Net Capital and Escrow Requirement

Correspondent’s net capital and clearing deposit requirements shall be as set forth below, subject to change at the discretion of NFS as described in Section(s) X.A and X.B:

Net Capital Requirement	$7,500,000

Clearing Deposit	$50,000

3. The Agreement is hereby amended as follows:

a.

The line item “Minimum Monthly Clearing and Execution Charge” in Section II (INTERNATIONAL TRADING) of Exhibit A to the Agreement is hereby deleted in its entirety.

b.

Section I (Trading) of Exhibit A to the Agreement is hereby amended to add the following:

Minimum Monthly Clearing and Execution Charge	$40,000[1]

 1 In any month in which the Monthly Clearing and Execution Charge (as defined herein) is less than the minimum monthly amount, the difference between the actual and minimum Monthly Clearing and Execution Charge shall be charged to Correspondent’s clearing statement. For example, if the actual Monthly Clearing and Execution Charge was $15,000 for a particular month, an additional $25,000 fee would be charged to Correspondent’s clearing statement for such month. As used herein, “Monthly Clearing and Execution Charges” shall mean the aggregate per trade clearance and execution fees charged pursuant to Section I (Trading) of Exhibit A to the Agreement.

4. Section IX (PRICING TERMS & CONDITIONS) of Exhibit A to the Agreement is hereby amended to add a new subsection titled “Correspondent Net Flows Credit” thereto which shall read in its entirety as follows:

Correspondent Net Flows Credit

1.Payment and Calculation

Subject to the terms and conditions set forth herein and provided that Correspondent is at all times in material compliance with the terms and conditions of the Agreement, NFS agrees to issue a net flows credit for each successive twelve-month period during the Renewal Term (each, a “Correspondent Net Flows Credit”). The same process shall be followed for each of the four (4) twelve-month periods in the Renewal Term. The first Correspondent Net Flows Credit shall be made within thirty (30) days following the first anniversary of the Amendment Effective Date and subsequent credits shall be paid annually thereafter. Correspondent Net Flows Credits shall be based on Correspondent Net Flows (as defined below) during each applicable twelve-month period. For the avoidance of doubt, Correspondent Net Flows are exclusive of any increases or decreases in the value of securities or assets after conversion to the NFS platform.

If due and payable, each Correspondent Net Flows Credit shall be in an amount equal to eight (8) basis points multiplied by Correspondent Net Flows over the applicable twelve-month period. To the extent that any Correspondent Net Flows Credit becomes due and payable in the final twelve (12) months of the Renewal Term, such credit shall only be paid by NFS if the Agreement has been renewed for an additional multi-year renewal period no later than ninety (90) days prior to the end of the Renewal Term. Any Correspondent Net Flows Credits that have not been earned and paid during the Renewal Term shall expire and shall no longer be payable. For clarity, if Correspondent Net Flows are negative in any year, no credit shall be due or payable for the applicable 12-month period.

2.Definition of Correspondent Net Flows

For the purposes of calculating the Correspondent Net Flows Credit for any applicable period, the term “Correspondent Net Flows” shall be defined as the value of cash and securities transferred onto the NFS platform and into Customer Accounts (less any Excluded Net Flows Assets as defined below), net of the value of cash and securities transferred out of Customer Accounts and off of the NFS platform, in connection with any of the following transaction types: Rollovers, Distributions, Checks Paid and Received, TOA’s, Contributions, Wires, Card Activity, and Transfers.

Explicitly excluded from the definition of “Correspondent Net Flows” are the following transaction types: Net Sales, Dividends, Capital Gains, Fees, and Tax Withholding and any Excluded Net Flows Assets as defined below.

For clarity, explicitly excluded from the calculation of “Correspondent Net Flows” are transfers of cash or securities between Customer Accounts and any other accounts custodied or introduced by NFS or its affiliates. For example, the transfer of cash or securities from an account on the NFS platform that was introduced to NFS by Fidelity Brokerage Services LLC (e.g., Fidelity retail accounts) or another introducing broker dealer into a Customer Account shall not increase Correspondent Net Flows and any transfer of cash or securities out of a Customer Account to another account introduced to NFS by Fidelity Brokerage Services LLC or another introducing broker dealer shall not reduce Correspondent Net Flows.

The transaction types referenced herein shall be defined and identified by NFS according to its standard business practices.

3.NFS Right to Review

In connection with any conversion of accounts to the NFS platform that (i) Correspondent or any of its affiliates custodies or performs self clearing services; or (ii) are associated with one or more related registered representatives or advisors or otherwise in connection with an acquisition, merger or other business transaction, NFS reserves the right to conduct a review of the form(s) U4, registered representatives and asset mixes associated with any proposed transfer of assets. After such review, NFS may, in its sole discretion, exclude specific Accounts or assets transferred to the NFS platform from being included in the definition of Correspondent Net Flows. Such assets are referred to herein as “Excluded Net Flows Assets”. In connection with such review and prior to the transfer of any such Accounts, Correspondent shall provide the following information to NFS: (i) documentation that identifies the origin of assets and current custodian; (ii) a summary of asset composition; (iii) the names and CRD numbers of any registered representatives that the assets are associated with; and (iv) such other information as NFS may request.

4.Additional Terms; Repayment Obligation

Correspondent represents and warrants that (1) Correspondent's receipt (or prospective receipt) of fees and other benefits from NFS, including the Correspondent Net Flows Credit described herein, is consistent with applicable law and Correspondent's obligations to Customers; and (2) prior to receiving the Correspondent Net Flows Credit described above, Correspondent has made, and will continue to make, all appropriate disclosures to Customers with regard to any conflicts of interest that may arise in connection with Correspondent's receipt (or prospective receipt) of fees and other benefits from NFS, including the Correspondent Net Flows Credit described herein.

The payment of Correspondent Net Flows Credits is predicated upon the Agreement remaining in full force and effect for the Renewal Term. The Correspondent Net Flows Credit Program shall be suspended and no Correspondent Net Flows Credits shall become due or payable hereunder in the event that either NFS or Correspondent provides notice of termination of the Agreement to the other. In addition, in the event that at any time during the Renewal Term: (1) Correspondent terminates the Agreement for any reason, other than as permitted pursuant to Section XIV.A or XIV.B.2; (2) NFS terminates the Agreement pursuant to Section XIV.B.1 of the Agreement, or (3) the Agreement terminates automatically pursuant to Section XIV.C of the Agreement as a result of any of the conditions specified therein occurring with respect to Correspondent, Correspondent shall remit in full the Correspondent Net Flows Credits paid by NFS to Correspondent under this section during the twelve (12) months prior to notice of termination . Such remittance shall be due upon the deconversion of Accounts or upon 90 days from notice of termination, whichever occurs earlier.

Upon notice to Correspondent, NFS may change, amend, or discontinue the Correspondent Net Flows Credit program described herein.

5. The subsection titled “Correspondent Business Credit” in Section IX (PRICING TERMS & CONDITIONS) of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

Correspondent Business Development Credit

Provided that Correspondent is at all times in material compliance with the terms and conditions of the Agreement, NFS agrees to issue 4 annual credits (“Correspondent Business Development Credit”) of $100,000 to Correspondent, totaling $400,000. The first payment shall be made one month following the Amendment Effective Date. Subsequent payments shall be made on the anniversary of the date on which the first Correspondent Business Development Credit was paid.

Correspondent represents and warrants that (1) Correspondent's receipt (or prospective receipt) of fees and other benefits from NFS, including the Correspondent Business Development Credit described herein, is consistent with applicable law and Correspondent's obligations to Customers; and (2) prior to receiving the Correspondent Business Development Credit described above, Correspondent has made, and will continue to make, all appropriate disclosures to Customers with regard to any conflicts of interest that may arise in connection with Correspondent's receipt (or prospective receipt) of fees and other benefits from NFS, including the Correspondent Business Development Credit described herein.

The payment of the Correspondent Business Development Credit is conditioned upon this Agreement remaining in full force and effect for the Renewal Term. Pursuant to Section XIV of the Agreement, in the event that at any time during the Renewal Term: (1) Correspondent terminates the Agreement for any reason, other than as permitted pursuant to Section XIV.A or XIV.B.2 of the Agreement; or (2) NFS terminates the Agreement pursuant to Section XIV.B.1 of the Agreement; or (3) the Agreement terminates automatically pursuant to Section XIV.C as a result of any of the conditions specified therein occurring with respect to Correspondent, then Correspondent agrees to remit to NFS a pro-rated portion of each Correspondent Business Development Credit paid under this section. Such pro-rated amount shall be calculated separately for each Correspondent Business Development Credit and equal to the amount of the Business Development Credit issued or paid to Correspondent prior to the termination of the Agreement multiplied by the number of months remaining in the Renewal Term and divided by the total number of months remaining in the Renewal term at the time that such Correspondent Business Development Credit was paid. Such remittance shall be due upon the earlier to occur of (1) the deconversion of Accounts; or (2) upon 90 days from notice of termination.

6. Section IX (PRICING TERMS & CONDITIONS) of Exhibit A to the Agreement is hereby amended to add a new subsection titled “One-Time Business Development Credit” thereto which shall read in its entirety as follows:

One-Time Correspondent Business Development Credit

Provided that Correspondent is at all times in material compliance with the terms and conditions of the Agreement, NFS agrees to issue a credit (“One-Time Correspondent Business Development Credit”) of $3,000,000 to Correspondent promptly following the Amendment Effective Date.

At Correspondent’s request and subject to the conditions set forth herein, NFS shall pay the One-Time Correspondent Business Development Credit to Correspondent’s parent company, Siebert Financial Corporation (“Siebert Corporation”), provided that Siebert Corporation and NFS enter into a separate Guaranty Agreement in form and substance satisfactory to NFS and Siebert Corporation. In the event that Siebert Corporation and NFS, for any reason, do not enter into such Guaranty Agreement prior to the date that the One-Time Correspondent Business Development Credit is due, then NFS shall pay the Correspondent Business Development Credit directly to Correspondent.

Correspondent represents and warrants that (1) Correspondent's or Siebert Corporation’s receipt (or prospective receipt) of fees and other benefits from NFS, including the One-Time Correspondent Business Development Credit described herein, is consistent with applicable law and Correspondent's obligations to Customers; and (2) prior to the payment of the One-Time Correspondent Business Development Credit described above, Correspondent has made, and will continue to make, all appropriate disclosures to Customers with regard to any conflicts of interest that may arise in connection with Correspondent's or Siebert Corporation’s receipt (or prospective receipt) of fees and other benefits from NFS, including the One-Time Correspondent Business Development Credit described herein.

7. The subsection titled “Termination Fee” in Section IX (PRICING TERMS & CONDITIONS) of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

Termination Fee

Pursuant to Section XIV of the Agreement, in the event that at any time during the Renewal Term any of the following occur (each, a “Early Termination Fee Trigger”): (1) Correspondent terminates the Agreement for any reason, other than as permitted pursuant to Section XIV.A or XIV.B.2 of the Agreement; or (2) NFS terminates the Agreement during the Renewal Term pursuant to Section XIV.B.1of the Agreement; or (3) the Agreement terminates automatically pursuant to Section XIV.C of the Agreement as a result of any of the conditions specified therein occurring with respect to Correspondent; or (4) a Material Transfer occurs (as defined below), Correspondent agrees to pay NFS a lump sum fee (“Early Termination Fee”) pursuant to the table below:

Period in which termination occurs	Early Termination Fee
Year 1 of Renewal Term	$8,000,000
Year 2 of Renewal Term	$7,250,000
Year 3 of Renewal Term	$4,500,000
Year 4 of Renewal Term	$3,250,000

The payment of the Early Termination Fee shall be due the earlier of the deconversion of Accounts or upon 90 days from notice of termination. The Early Termination Fee shall separate and apart from deconversion-related costs, IRA liquidation fees and all other fees provided for in this Exhibit.

As used herein the term a “Material Transfer” shall mean in one transaction or in a series of transactions during any twelve (12) month period, Correspondent transfers a material portion of accounts or assets carried by NFS pursuant to this Agreement to another broker-dealer or custodian.

8. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall control solely with respect to the subject matter addressed herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

NATIONAL FINANCIAL SERVICES LLC		MURIEL SIEBERT & CO., INC.
By:	/s/ Lynn McLachlan	By:	/s/ Andrew H. Reich

Name:	Lynn McLachlan	Name:	Andrew H. Reich

Title:	Vice President	Title:	Chief Financial Officer

Date:	9/8/2021	Date:	9/7/2021